                                                Filed pursuant to Rule 424(b)(3)
                                           Registration Statement No. 333-62762


                  PROSPECTUS SUPPLEMENT DATED OCTOBER 19, 2001
                       (TO PROSPECTUS DATED JULY 27, 2001)


                         800,306 SHARES OF COMMON STOCK


                                  INTRADO INC.

                    -----------------------------------------


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

                              SELLING STOCKHOLDERS

                  The following table updates information contained in the prospectus, dated July 27, 2001, regarding the security holders that may use this prospectus to sell their common stock.

                                                  Number of             Shares Which           Shares Owned After
                                                 Shares Owned           May be Sold               Offering (1)
                                                  Before the          Pursuant to this    ----------------------------
          Selling Stockholders                     Offering              Prospectus       Number         Percentage
------------------------------------------     -----------------     -----------------    ----------     -------------
RS Investment Management Co. LLC                      632,111              632,111              -0-          -0-
Alan Budd Zuckerman                                    86,664               86,664              -0-          -0-
First Union International Capital
    Markets, Ltd.                                      30,800               30,800              -0-          -0-
Thomas W. Schneider                                     1,850                1,850              -0-          -0-
Floyd Murray LLC                                          720                  720              -0-          -0-
Keith A. Koch                                             537                  537              -0-          -0-
Thomas J. O'Rourke                                        404                  404              -0-          -0-
Siegfried P. Duray-Bito                                   300                  300              -0-          -0-
Sherry L. Andersen                                        300                  300              -0-          -0-
Jay A. Murray                                             270                  270              -0-          -0-
Richard J. Rouse                                          210                  210              -0-          -0-
J. Patrick Driver                                         150                  150              -0-          -0-
Bathgate McColley Capital Group
    LLC                                                 7,500                7,500              -0-          -0-
Cynthia Cox                                             1,700                1,700              -0-          -0-
Leopard Communications                                 36,590               36,590              -0-          -0-

------------------------------------------
(1)  Assumes all shares offered are sold.

     Except as otherwise noted, neither the selling stockholders, nor their officers, directors and major shareholders, has held any material relationship with Intrado or any of our affiliates within the past three years other than as an owner of our securities.

                                     GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement or in the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of these documents.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




           The date of this Prospectus Supplement is October 19, 2001.